UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 7, 2020

Vertiv Holdings Co

(Exact name of Registrant as specified in its charter)

Delaware	001-38518	81-2376902
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 Dearborn Drive Columbus, Ohio		43085
(Address of principal executive offices)		(Zip Code)

(212) 902-1000

(Registrant’s telephone number, including area code)

GS Acquisition Holdings Corp

200 West Street

New York, New York 10282

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock, $0.0001 par value per share, and one-third of one redeemable warrant to purchase one share of Class A common stock	VERT.U	New York Stock Exchange
Class A common stock, $0.0001 par value per share	VRT	New York Stock Exchange
Redeemable warrants to purchase Class A common stock	VRT WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On February 7, 2020 (the “Closing Date”), Vertiv Holdings Co (formerly known as GS Acquisition Holdings Corp) (the “Company” or “GSAH”), consummated its previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of December 10, 2019 (the “Merger Agreement”), by and among the Company, Vertiv Holdings, LLC, a Delaware limited liability company (“Vertiv Holdings”), VPE Holdings, LLC, a Delaware limited liability company (the “Vertiv Stockholder”), Crew Merger Sub I LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“First Merger Sub”), and Crew Merger Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“Second Merger Sub”).

As contemplated by the Merger Agreement and as described in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission (the “SEC”) on January 17, 2020 (the “Proxy Statement”) in the section entitled “Proposal No. 1 – Approval of the Business Combination” beginning on page 126, (1) First Merger Sub merged with and into Vertiv Holdings, with Vertiv Holdings continuing as the surviving entity (the “First Merger”) and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, Vertiv Holdings merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “Second Merger” and, collectively with the First Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the Second Merger, Second Merger Sub, as the surviving entity, was renamed “Vertiv Holdings, LLC”. As a result of the consummation of the Business Combination, (a) the Company directly owns all of the equity interests of Vertiv Holdings and indirectly owns the equity interests of its subsidiaries (Vertiv Holdings collectively with its subsidiaries, “Vertiv”) and (b) the Vertiv Stockholder, the sole equity owner of Vertiv Holdings prior to the Business Combination, now holds 118,261,955 shares of the Company’s Class A common stock, par value $0.001 per share (“Class A common stock”). In connection with the Business Combination, the registrant changed its name from GS Acquisition Holdings Corp to “Vertiv Holdings Co”.

As previously reported by the Company on a Current Report on Form 8-K filed with the SEC, on February 6, 2020, the Company’s stockholders, at a special meeting of the Company, approved and adopted the Merger Agreement, and approved the Business Combination proposal and the other related proposals presented in the Proxy Statement. In connection with the Business Combination, a total of one stockholder of the Company elected to redeem 250 shares of Class A common stock, representing approximately 0.0% of the Company’s issued and outstanding Class A common stock.

The aggregate merger consideration paid by the Company in connection with the consummation of the Business Combination was approximately $1.5 billion (the “Merger Consideration”). The Merger Consideration was paid in a combination of cash and stock. The amount of cash consideration paid to the Vertiv Stockholder upon the consummation of the Business Combination was approximately $342 million. The remainder of the consideration paid to the Vertiv Stockholder upon the consummation of the Business Combination was stock consideration (the “Stock Consideration”), consisting of approximately 118 million newly-issued shares of the Class A common stock, which shares were valued at $10.00 per share for purposes of determining the aggregate number of shares of the Class A common stock payable to the Vertiv Stockholder as part of the Merger Consideration. In addition, the Vertiv Stockholder is entitled to receive additional future consideration with respect to the Business Combination in the form of amounts payable under the Tax Receivable Agreement (as defined below).

Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements with certain investors (collectively with their permitted transferees, the “PIPE Investors”) and certain executive officers of the post-business combination company (collectively, the “Subscribing Vertiv Executives”) pursuant to which the PIPE Investors and the Subscribing Vertiv Executives collectively subscribed for 123,900,000 shares of the Class A common stock for an aggregate purchase price equal to $1,239,000,000 (the “PIPE Investment”). The PIPE Investment was consummated in connection with the consummation of the Business Combination. Each of the prior holders of the Company’s Class B common stock, par value $0.001 per share (“Class B common stock”), agreed to waive the anti-dilution adjustments provided for in the Company’s Amended and Restated Certificate of Incorporation, which were applicable to the Class B common stock. As a result of such waiver, the 17,250,000 shares of the Class B common stock automatically converted into shares of Class A common stock on a one-for-one basis upon the consummation of the Business Combination.

The above description of the Merger Agreement and the Business Combination does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.

Capitalized terms used herein and not otherwise defined have the meaning set forth in the Proxy Statement.

Item 1.01 Entry into a Material Definitive Agreement.

Amended and Restated Registration Rights Agreement

On the Closing Date, in connection with the consummation of the Business Combination, the Company entered into the Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”) with GS Sponsor LLC, Cote SPAC 1 LLC, the Vertiv Stockholder and the other parties thereto (collectively, with each other person who has executed and delivered a joinder thereto, the “RRA Parties”), pursuant to which the RRA Parties are entitled to registration rights in respect of certain shares of the Class A common stock and certain other equity securities of the Company that are held by the RRA Parties from time to time. The material terms of the Amended and Restated Registration Rights Agreement are described in the section of the Proxy Statement entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Amended and Restated Registration Rights Agreement” beginning on page 142, which is incorporated herein by reference.

The above description of the Amended and Restated Registration Rights Agreement, including the description in the Proxy Statement referenced above, does not purport to be complete and is qualified in its entirety by the full text of the Amended and Restated Registration Rights Agreement, which is included as Exhibit 10.2 to this Current Report and is incorporated herein by reference.

Stockholders Agreement

On the Closing Date, in connection with the consummation of the Business Combination, the Company, GS Sponsor LLC, Cote SPAC 1 LLC and the Vertiv Stockholder entered into the Stockholders Agreement (the “Stockholders Agreement”). The material terms of the Stockholders Agreement are described in the section of the Proxy Statement entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Stockholders Agreement” beginning on page 143, which is incorporated herein by reference.

The above description of the Stockholders Agreement, including the description in the Proxy Statement referenced above, does not purport to be complete and is qualified in its entirety by the full text of the Stockholders Agreement, which is included as Exhibit 10.3 to this Current Report and is incorporated herein by reference.

Tax Receivable Agreement

On the Closing Date, in connection with the consummation of the Business Combination, the Company entered into the Tax Receivable Agreement (the “Tax Receivable Agreement”) with the Vertiv Stockholder. The material terms of the Tax Receivable Agreement are described in the section of the Proxy Statement entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Tax Receivable Agreement” beginning on page 144, which is incorporated herein by reference.

The above description of the Tax Receivable Agreement, including the description in the Proxy Statement referenced above, does not purport to be complete and is qualified in its entirety by the full text of the Tax Receivable Agreement, which is included as Exhibit 10.4 to this Current Report and is incorporated herein by reference.

Incentive Plan

On the Closing Date, in connection with the consummation of the Business Combination, the Company adopted the 2020 Stock Incentive Plan of Vertiv Holdings Co and its affiliates (the “Incentive Plan”). The Incentive Plan is described in greater detail in the section of the Proxy Statement entitled “Proposal No. 5—Approval of the Incentive Plan, Including the Authorization of the Initial Share Reserve Under the Incentive Plan” beginning on page 180, which is incorporated herein by reference.

The above description of the Incentive Plan, including the description in the Proxy Statement referenced above, does not purport to be complete and is qualified in its entirety by (i) the full text of the Incentive Plan, which is included as Exhibit 10.5 to this Current Report and is incorporated herein by reference, (ii) the Form of Stock Option Award Agreement under the Incentive Plan, which is included as Exhibit 10.6 to this Current Report and is incorporated herein by reference and (iii) the Form of Restricted Stock Unit Agreement for Special One-Time Long-Term Incentive (LTI) Award under the Incentive Plan, which is included as Exhibit 10.7 to this Current Report and is incorporated herein by reference.

Indemnification Agreements

On the Closing Date, the Company entered into indemnification agreements (collectively, the “Indemnification Agreements”) with Messrs. David M. Cote, Rob Johnson, Jacob Kotzubei, Matthew Louie, Roger Fradin, Steven S. Reinemund, Joseph van Dokkum, Edward L. Monser, David J. Fallon, Giordano Albertazzi, Andrew Cole, Colin Flannery, Jason M. Forcier, John Hewitt, Patrick Johnson, Steve Lalla, Stephen Liang and Gary Niederpruem and Ms. Robin L. Washington, each of whom is a director and/or officer of the Company following the Business Combination. Each indemnification agreement provides that, subject to limited exceptions, and among other things, the Company will indemnify the director or officer to the fullest extent permitted by Delaware law for claims arising in his or her capacity as a director or officer of the Company.

The above description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by the full text of the form of indemnification agreement, which is included as Exhibit 10.11 to this Current Report and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Current Report contains and incorporates by reference statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, capital structure, indebtedness, business strategy and plans and objectives of management for future operations, including as they relate to the anticipated effects of the Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Current Report, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When the Company discusses its strategies or plans, including as they relate to the Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, the Company’s management.

The forward-looking statements contained or incorporated by reference in this Current Report are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the benefits of the Business Combination; (2) the future financial performance of the Company following the Business Combination; (3) the ability to maintain the listing of the Company’s securities on the New York Stock Exchange; (4) the risk that the Business Combination disrupts current plans and operations of the Company; (5) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (6) costs related to the Business Combination; (7) the outcome of any legal proceedings that may be instituted against the Company or any of its directors or officers, following the Business Combination; (8) the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions and purchase price and other adjustments; (9) factors relating to the business, operations and financial performance of the Company and its subsidiaries, including: global economic weakness and uncertainty; risks relating to the continued growth of the Company’s customers’ markets; failure to meet or anticipate technology changes; the unpredictability of the Company’s future operational results; disruption of the Company’s customers’ orders or the Company’s customers’ markets; less favorable contractual terms with large customers; risks associated with governmental contracts; failure to mitigate risks associated with long-term fixed price contracts; risks associated with information technology disruption or security; risks associated with the implementation and enhancement of information systems; failure to properly manage the Company’s supply chain or difficulties with third-party manufacturers; competition in the infrastructure technologies industry; failure to realize the expected benefit from any rationalization and improvement efforts; disruption of, or changes in, the Company’s independent sales representatives, distributors and original equipment manufacturers; failure to obtain performance and other guarantees from financial institutions; failure to realize sales expected from the Company’s backlog of orders and contracts; changes to tax law; ongoing tax audits; risks associated with future legislation and regulation of the Company’s customers’ markets both in the United States and abroad; costs or liabilities associated with product liability; the Company’s ability to attract, train and retain key members of its leadership team and other qualified personnel; the adequacy of the Company’s insurance coverage; a failure to benefit from future acquisitions; failure to realize the value of goodwill and intangible assets; the global scope of the Company’s operations; risks associated with the Company’s sales and operations in emerging markets; exposure to fluctuations in foreign currency exchange rates; the Company’s ability to comply with various laws and regulations and the costs associated with legal compliance; adverse outcomes to any legal claims and proceedings filed by or against us; the Company’s ability to protect or enforce its proprietary rights on which its business depends; third party intellectual property infringement claims; liabilities associated with environmental, health and safety matters; risks associated with the Company’s limited history of operating as an independent company; and potential net losses in future periods; and (10) other risks and uncertainties indicated in the Proxy Statement, including those under the heading “Risk Factors,” and other documents filed or to be filed with the SEC by the Company. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Forward-looking statements included or incorporated by reference in this Current Report speak only as of the date of this Current Report or the date of the document incorporated by reference, as applicable, or any earlier date specified for such statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business and Properties

The information set forth in the section of the Proxy Statement entitled “Information About Vertiv” beginning on page 207, including the information regarding the properties used in the business included in the subsection thereof entitled “—Facilities, operations and supply chain” on page 213, and in the section of the Proxy Statement entitled “Information About GSAH” beginning on page 190 is incorporated herein by reference.

The principal executive office of the Company is located at 1050 Dearborn Drive, Columbus, Ohio 43085.

Risk Factors

The information set forth in the section of the Proxy Statement entitled “Risk Factors” beginning on page 70 is incorporated herein by reference.

Selected Consolidated Historical Financial and Other Information

The information set forth in the section of the Proxy Statement entitled “Selected Consolidated Historical Financial and Other Information of Vertiv Holdings” beginning on page 62 is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk

The information set forth in the section of the Proxy Statement entitled “Vertiv Holdings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the information in the subsection thereof entitled “—Quantitative and qualitative disclosures about market risk” beginning on page 216 and page 237, respectively, is incorporated herein by reference.

Security Ownership of Certain Beneficial Ownership and Management

The following table sets forth information known to the Company regarding the beneficial ownership of shares of the Company’s common stock immediately following consummation of the Business Combination by:

•	each person who is known to be the beneficial owner of more than 5% of the Company’s outstanding common stock;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person listed below has sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owners(1)	Number of Shares	Ownership Percentage (%)
5% Holders (Other than Directors and Executive Officers)
VPE Holdings, LLC (the Vertiv Stockholder)(2)	118,261,955	36.01%
Alyeska Investment Group, L.P.(3)	17,331,051	5.27%
Eminence Capital, LP(4)	16,500,000	5.02%
Directors and Executive Officers
David M. Cote(5)	15,889,167	4.76%
Rob Johnson	123,120	*
Roger Fradin(6)	368,333	*
Joseph van Dokkum(7)	25,000	*
Jacob Kozubei	—	—
Matthew Louie	—	—
Edward L. Monser	—	—
Steven S. Reinemund(8)	368,333	*
Robin L. Washington(9)	10,000	*
Giordano Albertazzi	26,859	*
Andrew Cole	35,650	*
David J. Fallon	52,387	*
Colin Flannery	17,825	*
Jason M. Forcier	38,475	*
John Hewitt	35,650	*
Patrick Johnson	31,802	*
Steve Lalla	25,650	*
Stephen Liang	37,062	*
Gary Niederpruem	24,618	*
All directors and executive officers as a group (19 individuals)(10)	17,109,931	5.13%

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 1050 Dearborn Drive, Columbus, Ohio 43085.
(2)

Represents shares owned directly by VPE Holdings, LLC, a Delaware limited liability company. Vertiv JV Holdings, LLC owns a majority of the outstanding equity interests of VPE Holdings, LLC, and PE Vertiv Holdings, LLC owns a majority of the outstanding interests of Vertiv JV Holdings, LLC, and, accordingly, each may be deemed to beneficially own the shares owned directly by VPE Holdings, LLC. PE Vertiv Holdings, LLC is directly owned by six private equity investment funds, none of which private equity investment funds individually has the power to direct the voting or disposition of shares beneficially owned. Platinum Equity Investment Holdings III, LLC is the managing member of one of such funds and the managing member of the general partner of four of such funds. Through such positions, Platinum Equity Investment Holdings III, LLC has the indirect power to direct the voting of a majority of the outstanding equity interests of PE Vertiv Holdings, LLC. Platinum Equity Investment Holdings Manager III, LLC is the managing member of Platinum Equity Investment Holdings III, LLC. Platinum Equity, LLC is sole member of Platinum Equity Investment Holdings Manager III, LLC and indirectly controls Platinum Equity Capital Partners IV, L.P., which is the other private equity investment fund that owns equity interests of PE Vertiv Holdings, LLC. Mr. Tom Gores is the beneficial owner of Platinum Equity, LLC and the manager of the general partner of the general partner of Platinum Equity Capital Partners IV, L.P. Accordingly, as a result of their indirect ownership and control of each of VPE Holdings, LLC, Vertiv JV Holdings, LLC and PE Vertiv Holdings, LLC, each of Platinum Equity Investment Holdings, LLC, Platinum Equity Investment Holdings Manager, LLC, Platinum Equity, LLC and Mr. Tom Gores may be deemed to beneficially own the shares owned directly by VPE Holdings, LLC. Mr. Tom Gores disclaims beneficial ownership of the shares owned directly by VPE Holdings, LLC, except to the extent of his pecuniary interest therein. The business address of VPE Holdings, LLC and each party beneficially owning the shares held thereby is 360 North Crescent Drive, South Building, Beverly Hills, CA, 90210.
(3)

Includes (i) 12,657,457 shares of Class A common stock (including 290,968 shares of Class A common stock underlying public warrants) held by Alyeska Master Fund, L.P.; (ii) 4,537,573 shares of Class A common stock (including 209,302 shares of Class A common stock underlying public warrants) held by Alyeska Master Fund 2, L.P.; and (iii) 136,031 shares of Class A common stock held by Alyeska Master Fund 3, L.P. Alyeska Master Fund, L.P., Alyeska Master Fund 2, L.P. and Alyeska Master Fund 3, L.P. (the “Alyeska Stockholders”) are controlled by their respective general partners Alyeska Fund GP, LLC, Alyeska Fund 2 GP, LLC and Alyeska Fund 3 GP, LLC, (collectively, the “Alyeska GP Entities”). The Alyeska GP Entities appointed Alyeska Investment Group, L.P. (“Alyeska Investment Manager”) to act as their investment manager. Alyeska Investment Manager has voting and investment control of the shares held by the Alyeska Stockholders. Anand Parekh is the Chief Executive Officer of Alyeska Investment Manager and may be deemed to be the beneficial owner of the securities held by the Alyeska Stockholders. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Alyeska Stockholders. The business address of Alyeska Investment Group, L.P. is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.

(4)

Includes (i) 14,906,921 shares of Class A common stock held by Eminence Holdings LLC and (ii) 1,593,079 shares of Class A common stock held by EC Longhorn LLC. Eminence Capital, LP serves as the investment adviser to, and may be deemed to have shared voting and dispositive power over the shares of Class A common stock held by, Eminence Holdings LLC and EC Longhorn LLC. Ricky C. Sandler is the Chief Executive Officer of Eminence Capital, LP and may be deemed to have shared voting and dispositive power over the shares of Class A common stock held by Eminence Holdings LLC and EC Longhorn LLC. The business address of Eminence Capital, LP is 399 Park Avenue, 25th Floor, New York, NY 10022.

(5)

Interests shown include: (i) 8,572,500 founder shares held by Cote SPAC 1, LLC; (ii) 5,266,667 shares of Class A common stock underlying private placement warrants held by Cote SPAC 1, LLC; (iii) 2,000,000 shares of Class A common stock held by Atlanta Sons LLC; and (iv) 50,000 shares of Class A common stock held by Mr. Cote’s spouse. Mr. Cote is the manager of Cote SPAC 1 LLC and Atlanta Sons LLC. Mr. Cote disclaims beneficial ownership of the shares held by his spouse except to the extent of his pecuniary interest therein.

(6)

Interests shown include: (i) 35,000 founder shares; (ii) 133,333 shares of Class A common stock underlying the units (including 100,000 shares of Class A common stock and 33,333 shares of Class A common stock issuable upon exercise of the public warrants comprising the units); and (iii) 200,000 PIPE Shares.

(7)	Interests shown are held by Mr. Joseph van Dokkum and Mrs. Lynn van Dokkum, as tenants in common.
(8)

Interests shown include: (i) 35,000 founder shares; (ii) 133,333 shares of Class A common stock underlying the units (including 100,000 shares of Class A common stock and 33,333 shares of Class A common stock issuable upon exercise of the public warrants comprising the units) held by 2017 Steven S Reinemund GRAT, of which Mr. Reinemund is trustee; and (iii) 200,000 PIPE Shares held by 2017 Steven S Reinemund GRAT, of which Mr. Reinemund is trustee.

(9)	Interests show are held by the Carl and Robin Washington Revocable Trust. Carl D. Washington and Robin L. Washington are trustees of the Carl and Robin Washington Revocable Trust.
(10)

Interests shown include: (i) 5,266,667 shares of Class A common stock underlying the private placement warrants held by the Cote SPAC 1 LLC; (ii) 133,333 shares of Class A common stock underlying the units (including 100,000 shares of Class A common stock and 33,333 shares of Class A common stock issuable upon exercise of the public warrants comprising the units) held by Mr. Fradin; and (iii) 133,333 shares of Class A common stock underlying the units (including 100,000 shares of Class A common stock and 33,333 shares of Class A common stock issuable upon exercise of the public warrants comprising the units) held by a trust controlled by Mr. Reinemund.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the Business Combination, including biographical information regarding these individuals, is set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 258, which information is incorporated herein by reference.

This section describes executive compensation of Vertiv’s directors and named executive officers. None of GSAH’s directors or sole executive officer received any cash compensation for services rendered to GSAH.

Compensation Discussion and Analysis

Vertiv’s “named executive officers” for the fiscal year ended December 31, 2019 consisted of the following individuals:

•	Robert Johnson, Chief Executive Officer

•	David Fallon, Chief Financial Officer

•	Stephen Liang, President, Asia-Pacific

•	Jason Forcier, Chief Operations Officer and Executive Vice President of Infrastructure & Solutions

•	John Hewitt, President of Americas

2019 Compensation Overview and Objectives

Compensation during 2019 was established primarily with the goals of attracting and retaining talented individuals, as well as motivating executives to achieve the greatest possible returns. Vertiv believes that the fixed aspects of its compensation program—including base salary and benefits—enable it to compensate executives at competitive levels, while annual incentive programs allow Vertiv to pay bonuses based on performance and the achievement of corporate financial goals. Finally, Vertiv’s 2017 Transaction Exit Bonus Plan, as described below, is designed to promote executive retention and directly link the amount of compensation paid to executive officers to value growth.

The compensation reported in this compensation discussion and analysis is not necessarily indicative of how we expect to compensate our named executive officers following the consummation of the Business Combination. In connection with the Business Combination, we adopted the Incentive Plan a copy of which is included as an exhibit to the registration statement of which this prospectus is a part and we expect to further review, evaluate and modify our compensation framework, which may result in future compensation programs that vary significantly from Vertiv’s historical practices.

Determination of Compensation

During 2019, Vertiv’s board of managers (the “Vertiv Board”) was comprised of individuals appointed by our then controlling member, an entity controlled by private investment funds sponsored by affiliates of Platinum Advisors. Certain other subsidiaries of Vertiv also included managers, directors and/or officers that are employees of Platinum Advisors. Platinum Advisors provided certain corporate advisory services to the Vertiv organization during 2019 pursuant to the services agreement that is described in more detail below under “Certain relationships and related party transactions—Vertiv Related Party Transactions.” These services included providing advice in respect of Vertiv’s compensation plans and policies. In connection with setting the compensation for the named executive officers for 2019, Platinum Advisors provided a broad-based overview of current market compensation practices in the industry to the Vertiv Board and the Chief Executive Officer of the Vertiv organization, Mr. Johnson. This advice was based on Platinum Advisors’ prior experience and the compensation programs in place at other companies controlled by affiliates of Platinum Advisors. The Vertiv Board (with respect to Mr. Johnson’s compensation) and Mr. Johnson (with respect to the compensation of the other named executive officers) used this advice as a point of general comparison and did not receive or follow any specific recommendations from Platinum Advisors in setting 2019 compensation. In this regard, in determining the levels and mix of compensation, the Vertiv Board and Mr. Johnson have not generally relied on formulaic guidelines, but rather performed a comprehensive review of each executive’s skills and capabilities and his potential contribution as a member of the executive team. The factors used to determine each executive’s total compensation opportunity for 2019 included:

•	the executive’s skills and capabilities as they relate to the execution of the executive’s role;

•	the size and scope of the executive’s role, in particular the criticality of the position and the potential for value creation;

•

the level and form of compensation that the Vertiv Board and Mr. Johnson determined to be necessary to attract and retain executive leadership familiar with transforming organizations, principally in Vertiv’s industry and at companies with similar size and scope; and

•	alignment of the executive’s individual financial outcomes with stockholder value creation.

During 2019, the Vertiv Board had no formal, regularly scheduled meetings to set its compensation policy. Instead, the Vertiv Board and Mr. Johnson met as circumstances required from time to time.

The protection of competitive and confidential information and the retention of top talent are of the utmost importance to the Vertiv Board and Mr. Johnson. For this reason, Vertiv’s employment agreements with the named executive officers contain confidentiality, non-compete and non-solicitation provisions. In addition, Messrs. Johnson, Fallon, Forcier and Hewitt, who are each employed in the United States where employment is generally at-will, have provisions in their employment agreements that provide for severance benefits following a qualifying termination of employment, which is intended to alleviate concerns about job security that could affect performance and keep the named executive officers focused on their day to day responsibilities. Estimates of the value of the benefits potentially payable under these agreements, and certain statutory entitlements available to the named executive officers located outside of the United States, that may be triggered upon a termination of employment or a change in control are set out below under the caption “Potential Payments upon Termination or Change in Control.”

Neither the Vertiv Board nor Vertiv has made use of compensation consultants or advisors in determining the compensation of the named executive officers in the past, including with respect to 2019 compensation decisions. However, Vertiv engaged Compensia, a national compensation consulting firm, to review and advise on our compensation practices following the Business Combination. Compensia also advised in base salary adjustments made for Mr. Liang, Mr. Forcier and Mr. Hewitt, as discussed below. Our Board intends to use Compensia’s recommendations as one factor in determining the compensation of the named executive officers following the Business Combination. For 2019, the Vertiv Board and Mr. Johnson generally relied on their collective experience, together with the expertise of Platinum Advisors, as well as the Vertiv Board’s perception of current market conditions and analysis of relevant market data, in setting compensation.

Components of Compensation for 2019

The compensation provided to the named executive officers in 2019 consisted of the same elements generally available to Vertiv’s non-executive employees, including base salary, annual incentives, retirement and other benefits. Additionally, certain of the named executive officers participated in medium-term and long-term incentive programs, and received certain perquisites. Each of these elements is described in more detail below.

Base Salary

Vertiv generally established the initial base salaries of the named executive officers through an arm’s-length negotiation at the time of hire, taking into account the executive’s position, responsibilities, qualifications, experience and location, the market for the position and the base salaries of other executive officers. The Vertiv Board generally viewed an appropriate level of base compensation at approximately the median level of market positions. Thereafter, the Vertiv Board and Mr. Johnson (other than with respect to his own compensation) reviewed the base salaries of the executive officers periodically and make adjustments to base salaries as they determine to be necessary or appropriate. The Vertiv Board and Mr. Johnson acknowledge that base salary is one component of a total compensation package that needs to be balanced appropriately for each named executive officer. The following table shows the base salaries in effect as of January 1, 2019 for the named executive officers.

Executive	Annual Salary as of January 2019
R. Johnson	$950,000
D. Fallon	$575,000
S. Liang	$557,004
J. Forcier	$400,000
J. Hewitt	$450,000

During 2019, the Vertiv Board approved the following salary increases to Messrs. Liang, Forcier and Hewitt. The increases were based on previously budgeted merit increases for Messrs. Liang and Hewitt and a promotion for Mr. Forcier from Executive Vice President Infrastructure & Solutions to the Chief Operations Officer and VP Infrastructure & Solutions.

Executive	Annual Salary as of December 31, 2018	Salary Increase (%)	New Annual Salary	New Salary Effective Date
S. Liang	$557,004	6%	$590,424	April 1, 2019
J. Forcier	$400,000	25%	$500,000	June 1, 2019
J. Hewitt	$450,000	4%	$468,000	June 24, 2019

Annual Incentive Plan Bonus Opportunities

During 2019, Vertiv established the 2019 Annual Incentive Plan (the “AIP”), pursuant to which certain individuals in senior management roles, including the named executive officers, were eligible to receive a cash bonus for 2019 based on the achievement of designated financial performance criteria.

Cash bonuses are payable pursuant to the AIP, and no bonuses pursuant to the AIP were to be paid unless Vertiv achieved the threshold performance level set for 2019. The Vertiv Board and Mr. Johnson each generally viewed the use of annual cash bonuses as an effective means to compensate the named executive officers for achieving annual financial goals. Vertiv believes that this alignment of incentives and returns ensures that top leaders are focused on value creation in line with Vertiv’s financial success. For 2019, the target bonus opportunities under the AIP for Messrs. Johnson, Forcier, Fallon and Hewitt were equal to a specified percentage of each named executive officer’s base salary, established pursuant to their employment agreements with Vertiv, as set forth below. Mr. Liang’s target bonus opportunity was equal to the dollar amount specified below (see also the information under the heading “Senior Executive Medium-Term Incentive and Retention Agreement—Mr. Liang”).

Named Executive Officer	2019 Target Bonus Opportunity (as % of Base Salary)	2019 Annual Target Bonus Opportunity ($)
R. Johnson	100%	$950,000
D. Fallon	100%	$575,000
S. Liang	N/A	$231,000
J. Forcier (Effective January 1, 2019)	60%	$240,000
J. Forcier (Effective June 1, 2019)	80%	$400,000
J. Hewitt	65%	$292,500

Each participant was eligible to earn 30% of his target AIP bonus upon threshold performance, 100% of his target AIP bonus upon target performance and 150% of his target AIP bonus upon maximum performance. The target AIP bonus levels were set to reflect the executive’s relative responsibility for the company’s performance and to appropriately allocate the total cash opportunity between base salary and incentive-based compensation.

For 2019, it was determined that a combination of certain performance measures, consisting of total company-wide EBITDAR, controllable cash, SG&A and sales growth. We define these non-GAAP measures below.

•

“EBITDAR” is defined as earnings (loss) from continuing operations before interest expense, income tax expense (benefit), and depreciation and amortization (“EBITDA”), adjusted to exclude certain unusual or non-recurring items, certain non-cash items and other items that are not indicative of ongoing operations and further adjusted for constant currency.

•

“Controllable cash” is calculated as the reduction in past due accounts receivable aged 30 days or greater, measured from December 31, 2018 to December 31, 2019, adjusted for constant currency, plus reduction in GAAP Inventory, net, measured from December 31, 2018 to December 31, 2019, adjusted for constant currency, minus additions to property, plant, equipment, land and construction in process plus additions to capitalized software net of disposals, adjusted for constant currency, minus adjustments to EBITDA used to calculate adjusted EBITDA, adjusted for constant currency.

•	“SG&A” represents GAAP Selling, General and Administrative expenses, adjusted for constant currency.

•	“Sales growth” represents year over year change in GAAP Net Sales, adjusted for constant currency.

These factors were chosen as the appropriate performance measures to motivate Vertiv’s key executives, including the named executive officers, to both maximize earnings and increase utilization of working capital. The 2019 AIP for Messrs. Johnson, Fallon, Liang, Forcier and Hewitt was structured as shown in the table below.

Executive	2019 Annual Incentive Plan Weightings
	Company- wide EBITDAR	Company- wide Controllable Cash	Company- wide SG&A	Company- wide Sales Growth
R. Johnson	50%	20%	20%	10%
D. Fallon	50%	20%	20%	10%
S. Liang	50%	20%	20%	10%
J. Forcier	50%	20%	20%	10%
J. Hewitt	50%	20%	20%	10%

The following table shows threshold, target, maximum and actual levels of achievement for the metrics for all executives:

Metric	Weighting	Performance	Company- wide Targets
Sales Growth	10%	Entry	4,299.0
		Target	4,389.0
		Max	4,479.0
EBITDAR	50%	Entry	520.0
		Target	560.1
		Max	582.0
Controllable Cash	20%	Entry	(110.8)
		Target	(95.8)
		Max	(80.9)
SG&A	20%	Entry	(1,039.0)
		Target	(1,029.4)
		Max	(1,014.0)

In August of 2019, due to company performance through August 2019, management recommended to the Vertiv Board that Vertiv make a prepayment to employees equivalent to 30% of the target payout. Mr. Liang received a payment from the 2018 AIP, and therefore was not included in the early payment. The Vertiv Board approved the payment, and as such, Mr. Johnson, Mr. Fallon, Mr. Forcier and Mr. Hewitt received the following payment:

Executive	30% of Target Payment, paid in August 2019
R. Johnson	$285,000
D. Fallon	$172,500
J. Forcier	$110,071
J. Hewitt	$89,587

Based on Vertiv’s performance relative to the above targets, NEOs were eligible to recieve a payment for the 2019 AIP based on a weighted average payout equal to 115% of their AIP target. The table below sets forth the total 2019 AIP payment for each NEO, which includes the 30% prepayment described above.

Executive	2019 AIP Payout
R. Johnson	$1,092,500
D. Fallon	$661,250
S. Liang	$281,780
J. Forcier	$383,123
J. Hewitt	$343,102

2019 Transformation Bonus Opportunities

Vertiv’s 2019 Transformation Bonus Plan (the “T-Bonus Plan”) is a short-term cash bonus program developed to incentivize key leadership, including each of the named executive officers to focus efforts on transformational programs aimed at improving the operational and financial performance of Vertiv as it works toward becoming a publicly traded company. The T-Bonus Plan measures company performance against predetermined financial metrics in a given year and provides a pool of payouts based on those achievements. Once the pool is funded, the actual payout the named executive officer will be paid will be determined upon their level of completion of their Objectives & Key Results (“OKRs”), as determined by the CEO. Bonuses earned pursuant to the T-Bonus Plan are payable in one payment in the first quarter following the year for which the financial performance is measured, subject to the participant’s continued employment through the payment date and their OKR performance.

A baseline threshold for company achievement ensures that a minimum level of success is achieved before the T-Bonus Plan is funded. Each executive’s T-Bonus target is equivalent to 100% of their base salary. The T-Bonus Plan is funded at 30% upon achievement of threshold performance and at 100% upon achievement of target performance, with straight-line interpolation between such metrics. The target T-Bonus Plan bonus levels were set to reflect the relative responsibility for the company’s performance and to appropriately allocate the total cash opportunity between base salary and incentive-based compensation pursuant to the T-Bonus Plan and the AIP.

The transformation metrics used to measure performance in 2019 for purposes of the T-Bonus Plan were EBITDAR, Controllable Cash and SG&A. These factors were chosen as the appropriate performance measures to motivate key executives, including the named executive officers, to maximize earnings.

Metric	Weighting	Performance	Company- wide Targets
EBITDAR	33.34%	Entry	520.0
		Target	560.1
		Max	582.0
Controllable Cash	33.33%	Entry	(110.8)
		Target	(95.8)
		Max	(80.9)
SG&A	33.33%	Entry	(1,039.0)
		Target	(1,029.4)
		Max	(1,014.0)

Based on Vertiv’s performance relative to the above targets, NEOs were eligible to receive a payment for the 2019 T-Bonus Plan based on a weighted average payout equal to 128% of their T-Bonus target. The table below sets forth the 2019 T-Bonus payment for each eligible NEO.

Executive	2019 T-Bonus Payout
R. Johnson	$1,216,000
D. Fallon	$736,000
S. Liang	$755,743
J. Forcier	$586,696
J. Hewitt	$587,520

Senior Executive Medium-Term Incentive and Retention Agreement—Mr. Liang

Vertiv is a party to a 2017 Senior Executive Medium-Term Incentive and Retention Agreement, as adopted effective January 1, 2017, with Mr. Liang (the “Liang Incentive Agreement”), pursuant to which Mr. Liang is eligible to receive a cash incentive award based 50% on the achievement of company-wide EBITDAR targets for the period commencing on January 1, 2018 and ending on December 31, 2018, or the “First Performance Period,” and for the period commencing on January 1, 2019 and ending on December 31, 2019, or the “Second Performance Period,” and 50% on the achievement of APAC EBITDAR targets for each of the First Performance Period and the Second Performance Period. Mr. Liang’s target incentive opportunity for the First Performance Period and Second Performance Period was set at $1.6 million and $800,000, respectively. If achievement of the applicable performance measure during a performance period is in between threshold and target or in between target and maximum levels, the amount earned for the performance period will be determined using straight-line interpolation. Mr. Liang’s incentive award is payable as soon as practicable following December 31, 2019, but in no event later than March 15, 2020, subject to his continued employment through December 31, 2019.

Based on the above results, Mr. Liang earned $1.2 million with respect to the First Performance Period, which ended December 31, 2018.

The following table shows the performance targets for the second performance period of Mr. Liang’s incentive program, which ended December 31, 2019.

Metric	Weighting	Threshold Performance	Target Performance	Maximum Performance
Company EBITDAR	50%	$700.0 million	$753.8 million	$775.0 million
APAC EBITDAR	50%	$155.0 million	$175.0 million	$185.0 million

Based on Vertiv’s performance relative to the above metrics, Mr. Liang earned an incentive payment based on a weighted average payout equal to 48.3% of his target, or $386,000 with respect to the Second Performance Period.

While the total amount of the bonus payment with respect to the First Performance Period and the Second Performance Period is $1,586,000, pursuant to agreed upon terms between Mr. Liang and Vertiv, the bonus is subject to reduction by the amount of his Cancellation Payment, which is $741,250, as described below in the “Business Combination-Related Compensation” section.

In addition, the Liang Incentive Agreement provides that Mr. Liang’s incentive award will be subject to a clawback provision, pursuant to which the company’s compensation committee may, in its discretion, require the executive to repay the incentive award payment if Mr. Liang breaches the restrictive covenants under his employment agreement or any other agreement with Vertiv.

Long Term Incentive Bonus

In March 2017, Vertiv adopted the Vertiv Holding Corporation 2017 Transaction Exit Bonus Plan (the “Transaction Exit Bonus Plan”). The purpose of the Transaction Exit Bonus Plan was to provide incentive compensation to key employees, including the named executive officers, by granting cash-settled performance units. The amount ultimately payable to each participant in the plan with respect to the performance units is related to the appreciation following Platinum Equity’s investment in the value of Vertiv as a whole. The performance units mature over a period specified in the applicable award agreement, typically over five years, in each case subject to continued employment through such date and the achievement of enumerated revenue and EBITDA targets. The Transaction Exit Bonus Plan may be altered, amended or terminated by Vertiv at any time. All performance units will terminate upon termination of the Transaction Exit Bonus Plan or expiration on March 31, 2022. Participants in the Transaction Exit Bonus Plan may be entitled to receive compensation for their vested units upon the occurrence of each “qualifying event” that occurs during the participant’s employment with Vertiv or during a short period following the participant’s death.

There are two types of “qualifying events” defined in the Transaction Exit Bonus Plan: (1) a “qualifying sale event” in which there is a sale of some or all of the stock of Vertiv then held by Platinum Equity, but excluding a sale of common stock by Vertiv, and (2) a “qualifying distribution” in which Vertiv pays a cash dividend to Platinum Equity. Upon the occurrence of a “qualifying event,” participants with matured units may receive a cash amount equal to the difference between: (i) the value of the performance units on the date of the “qualifying event” (determined as described below), and (ii) $7.76 (the current Per Unit Reduction Value of each performance unit, which may be adjusted from time to time as described below).

The actual value of a performance unit in connection with a “qualifying sale event” is derived by dividing the net purchase price by 100 million and the actual value of a performance unit in connection with a “qualifying distribution event” is derived by dividing the amount of such dividend or distribution to Platinum Equity, net of any and all withholdings, by 100 million. If the Per Unit Reduction Value at the time of a qualifying event is greater than the value of the performance units on the date of any qualifying event, the holders of the matured performance units will not receive any proceeds, and instead the Per Unit Reduction Value will automatically be reduced by the actual value per performance unit. The new Per Unit Reduction Value will then be used to determine the amount payable to a participation unit holder in connection with any subsequent qualifying event. It is expected that any payouts under the Transaction Exit Bonus Plan will be settled in cash.

Mr. Johnson consults with his direct reports and recommends the size and timing of awards under the Transaction Exit Bonus Plan to the Vertiv Board. The Vertiv Board, after considering such recommendations from Mr. Johnson, ultimately determines who is eligible to receive an award, the size and timing of the award, and the Per Unit Reduction Value of the award at the time of grant (as further described below).

For the named executive officers, other than Mr. Johnson, upon a termination of employment, with or without cause, units are forfeited, except in the case of death, as described in the Transaction Exit Bonus Plan. If Mr. Johnson’s employment is terminated without cause, he retains his then-matured performance units, ten percent of which will be forfeited each year following the date of such termination of employment. As of December 31, 2019, Messrs. Johnson, Fallon, Forcier, Hewitt and Liang each held the following performance units.

Name	Grant date	Vesting commencement date	Number of units	Current per unit reduction value
Robert Johnson	March 27, 2017	January 1, 2017	800,000	$7.76
David Fallon	October 30, 2017	July 31, 2017	175,000	$7.76
Jason Forcier	December 7, 2017	October 2, 2017	150,000	$7.76
John Hewitt	December 7, 2017	October 2, 2017	100,000	$7.76
Stephen Liang	June 15, 2017	January 1, 2017	100,000	$7.76
	October 30, 2017	January 1, 2017	25,000	$7.76

Subject to continuous employment through the applicable maturity date, the performance units granted to the named executive officers in 2017 mature in five substantially equal installments on each of the first five anniversaries following the applicable vesting commencement date, provided that each of the award agreements with the named executive officers provide that, upon a qualifying event that involves all or substantially all of the common stock or assets of Vertiv, all of the performance units granted to such named executive officer will fully mature as of the date of such qualifying event. The number of performance units that will actually vest on each maturity date is dependent on Vertiv’s achievement of the revenue and EBITDAR targets set forth below (as may be adjusted from time to time by the board to reflect the impact of extraordinary events) as of the applicable maturity date, with 50% vesting based on achievement of the revenue target for the immediately preceding fiscal year and 50% vesting based on the achievement of the EBITDAR target for the immediately preceding fiscal year. In the event one or more targets are not met with respect to a given calendar year, or the “base year,” but both targets are met with respect to the calendar year following such base year, or the “catch-up year”, the previously unmatured performance units from the base year will mature as of the January 1st immediately following the catch up year.

Maturity date	Prior year’s revenue target ($)	Prior year’s EBITDAR target(1) ($)
First Anniversary of Vesting Commencement Date	4,356,918,000	594,683,000
Second Anniversary of Vesting Commencement Date	4,435,782,000	697,592,000
Third Anniversary of Vesting Commencement Date	4,518,723,000	753,837,000
Fourth Anniversary of Vesting Commencement Date	4,624,542,000	814,374,000
Fifth Anniversary of Vesting Commencement Date	4,745,700,000	834,222,000

(1)

EBITDAR is a non-GAAP measure that is defined as EBITDA adjusted to exclude certain unusual or non-recurring items, certain non-cash items, foreign currency effects from intercompany loans and other items that are not indicative of ongoing operations.

Retirement Benefits

Vertiv’s tax-qualified employee savings and retirement plan (the “401(k) Plan”) covers certain full- and part-time employees in the United States, including Messrs. Johnson, Fallon, Forcier and Hewitt. Under the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The Vertiv Board believes that the 401(k) Plan provides an important and highly valued means for employees to save for retirement. In January and February 2019, Vertiv matched two-thirds of the first 6% of the named executive officers’ eligible base salary, and beginning in March 2019, Vertiv matched 50% of the first 6% of the named executive officers’ eligible base salary. In addition, based on Vertiv’s U.S. profits, eligible employees in the U.S. may receive a discretionary, annual profit-sharing contribution to their 401(k) Plan accounts. No profit sharing contribution was made in 2019. Messrs. Johnson, Fallon, Forcier and Hewitt each participated in the 401(k) Plan on the same terms as Vertiv’s other employees in 2019.

Mr. Liang received pension contributions under a local retirement plan. Mr. Liang participates in Vertiv’s Hong Kong defined contribution Occupational Retirement Scheme Ordinance (the “ORSO”), which is a retirement program available to Vertiv’s Hong Kong employees generally, including Mr. Liang. Under the ORSO, a participant contributes 5% of his or her base salary and Vertiv contributes an amount equal to 10% of the participant’s base salary to the ORSO. In accordance with regulation and local practice, individuals with service in Vertiv of more than 10 years, such as Mr. Liang, may withdraw all contribution amounts attributable to both employee and employer contributions upon a termination of employment for any reason.

Other Benefits and Perquisites

All of the named executive officers in the United States were eligible for coverage under Vertiv’s health insurance programs, including medical, dental and vision, a health savings account and flexible spending accounts. Additionally, the named executive officers were eligible for life insurance, short- and long-term disability benefits and paid time off.

Vertiv has provided certain of the named executive officers perquisites as a means of providing additional compensation through the availability of benefits that are convenient for the executives to use when faced with the demands of their positions. The Vertiv Board considers whether, and to what extent, it may be appropriate for the named executive officers to receive such perquisites based on the individual demands of their respective positions.

In addition, Vertiv provides Mr. Liang (i) reimbursement of country club membership fees, (ii) a cash housing allowance, (iii) statutory Hong Kong social insurance payments, and (iv) reimbursement for fees paid in connection with the filing of his U.S. and Hong Kong tax returns which have not yet been determined as of the date of this filing.

Employment Agreements

Vertiv is party to employment agreements with each of the named executive officers that govern their employment with Vertiv. The terms of the employment agreements are described in more detail in the “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards Table” section below. The Vertiv Board believes that employment agreements with the named executive officers are valuable tools to both enhance Vertiv’s efforts to retain these executives and to protect Vertiv’s competitive and confidential information. The estimates of the value of the benefits potentially payable under these agreements upon a termination of employment or change in control are set out below under the caption “Potential Payments upon Termination or Change in Control.”

2019 Summary Compensation Table

The following table shows compensation of the named executive officers for fiscal years 2019 and 2018.

Name and principal position	Year	Salary ($)	Bonus ($)	Non-equity incentive plan compensation ($)(1)	Change in pension and nonqualified deferred compensation earnings ($)	All other compensation ($)(2)	Total ($)
Robert Johnson Chief Executive Officer	2019 2018	950,000 901,923	— 450,000	2,308,500 192,000	— —	37,144 20,580	3,295,644 1,564,503
David Fallon Chief Financial Officer	2019 2018	575,000 502,885	— 128,250	1,397,250 48,000	— —	40,307 18,752	2,012,557 697,887
Stephen Liang(3) President, Asia-Pacific	2019 2018	590,424 557,004	— —	1,882,273 149,688	— —	275,268 622,970	2,747,965 1,329,662
Jason Forcier Chief Operations Officer and Executive Vice President of Infrastructure and Solutions	2019 2018	455,769 400,000	150,000	969,819 48,000	— —	11,003 9,023	1,436,591 607,023
John Hewitt President of Americas	2019 2018	459,000 450,000	— 90,000	930,623 48,000	— —	21,909 145,772	1,411,532 733,772

(1)

The amounts reported in this column with respect to 2019 represent the bonuses paid to (i) each named executive officer related to the 2019 AIP, (ii) each named executive officer related to the 2019 Transformation Bonus Plan, and (iii) Mr. Liang, pursuant to the Liang Incentive Agreement, which has been reduced by the amount of his Cancellation Payment of $741,250, as described below in the “Business Combination-Related Compensation” section.

(2)	The amounts shown in this column include the cost of the following perquisites and other benefits received by the named executive officers:

(a)

Robert Johnson. The amounts represent matching contributions to tax-qualified retirement plan during 2019 equal to $11,200, plus expenses related to housing in Columbus, Ohio while he was in town for business equal to $25,944.

(b)

David Fallon. The amounts represent matching contributions to tax-qualified retirement plan during 2019 equal to $11,200, country club dues equal to $10,452, and plus expenses related to commuting between Tennessee and Ohio equal to $18,654.

(c)

Stephen Liang. The amounts represent (i) payment of $4,135 in respect of country club membership fees, (ii) a cash housing allowance of $197,834 (paid in HKD), (iii) statutory Hong Kong social insurance payments totaling $12,953, (iv) a tax service fee not yet incurred for 2019 taxes to be paid in connection with the filing of his U.S. and Hong Kong tax returns, and (v) the employer portion of the contribution to his ORSO pension account equal to $60,346.

(d)	Jason Forcier. This amount represents matching contributions to the tax-qualified retirement plan during 2019 equal to $11,003.

(e)	John Hewitt. The amounts represent matching contributions to tax-qualified retirement plan during 2019 equal to $10,770, and annual country club dues of $11,138.

(3)

Mr. Liang’s cash compensation was generally denominated in United States dollars, other than all of the compensation reflected in the “All Other Compensation” column, which was denominated in the Hong Kong dollar and was converted to U.S. dollars using the December 31, 2019 year-to-date 2019 average exchange rate of 0.1276 U.S. dollars per Hong Kong dollar.

Grants of Plan-Based Awards

				Estimated possible payouts under non-equity incentive plan awards
	Plan	Grant date		Threshold ($)	Target ($)	Maximum ($)
Robert Johnson	Annual Incentive Plan	1/1/2019	(1)	285,000	950,000	1,425,000
	Transformation Bonus Plan	1/1/2019	(2)	285,000	950,000	1,425,000
David Fallon	Annual Incentive Plan	1/1/2019	(1)	172,500	575,000	862,500
	Transformation Bonus Plan	1/1/2019	(2)	172,500	575,000	862,500
Jason Forcier	Annual Incentive Plan	1/1/2019	(1)	99,945	333,150	499,725
	Transformation Bonus Plan	1/1/2019	(2)	136,731	455,769	683,654
John Hewitt	Annual Incentive Plan	1/1/2019	(1)	91,260	304,200	456,300
	Transformation Bonus Plan	1/1/2019	(2)	137,700	459,000	688,500
Stephen Liang	Annual Incentive Plan	1/1/2019	(1)	69,300	231,000	346,500
	2017 Senior Executive Medium-Term Incentive and Retention Agreement

(1)

Represents the threshold, target and maximum value of annual incentive awards that could have been earned by the named executive officers under the Annual Incentive Plan for the year ended December 31, 2019. For a discussion of the terms of the AIP and the amounts earned thereunder by the named executive officers for 2019, see “Compensation Discussion and Analysis—Components of Compensation for 2019—Annual Incentive Plan Bonus Opportunities” above.

(2)

Represents the threshold and maximum value of annual incentive awards that could have been earned by the named executive officers (other than Mr. Liang) under the T-Bonus Plan for the year ended December 31, 2019. For a discussion of the terms of the T-Bonus Plan, see “Compensation Discussion and Analysis—Components of Compensation for 2019—Transformation Bonus Opportunities” above.

(3)

Represents the threshold, target and maximum value of incentive awards that could be earned by Mr. Liang under the Liang Incentive Agreement. For a discussion of the terms of the Liang Incentive Agreement, see “Compensation Discussion and Analysis—Components of Compensation for 2019—Senior Executive Medium-Term Incentive and Retention Agreement” above.

Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Robert Johnson. Vertiv is a party to an employment agreement with Mr. Johnson, pursuant to which he is entitled to earn a base salary, of $900,000, and an annual cash bonus opportunity equal to 100% of his base salary for target-level achievement of annual performance criteria, established by the Vertiv Board pursuant to the AIP, up to a maximum of 150% of his base salary for above-target performance. Mr. Johnson’s employment agreement also provides that his annual bonus would be equal to no less than 50% of his base salary for 2018. In addition, Mr. Johnson is eligible for four (4) weeks of vacation annually as well as company-provided living accommodations within 25 miles of Vertiv’s customer and technology headquarters. Mr. Johnson’s employment agreement also subjects him to a confidentiality provision and one-year post-termination non-competition and non-solicitation covenants.

In the event that Mr. Johnson’s employment is terminated by us without cause or by him for good reason (each, as defined in the employment agreement), subject to his execution and non-revocation of a general release of claims, he will be entitled to (i) continued receipt of his base salary, payable in installments generally in accordance with normal payroll practices, for a 12 month period following such termination and (ii) an amount equal to the greater of (x) his target annual bonus for the year of termination and (y) the annual bonus paid to him for the year immediately preceding the year of termination, in each case payable in the first regularly scheduled payroll period following the 12 month anniversary of the termination date. In addition, in the event that Mr. Johnson’s employment is terminated due to his death or disability, subject to his (or his estate’s) execution and non-revocation of a general release of claims in favor of us and Vertiv’s affiliates with respect to any such termination due to a disability, he will be entitled to an amount equal to (i) 100% of his target annual bonus for the year such termination occurs or, if such termination occurs on or after January 1, 2019, 50% of his target annual bonus for the year such termination occurs.

David Fallon. Vertiv entered into a letter agreement, dated June 12, 2017, with Mr. Fallon, pursuant to which he is entitled to an annual base salary of $500,000, and an annual bonus opportunity equal to 65% of his base salary for target-level achievement of performance criteria established under the AIP. Mr. Fallon’s letter agreement also provides that he will be eligible to participate in the Transaction Exit Bonus Plan. Additionally, the agreement provides for a special additional cash bonus with an annual target of $100,000 pursuant to the T-Bonus Plan, subject to his continued employment through the date of payment. In the event that Mr. Fallon’s employment is terminated by us without cause, subject to his execution and non-revocation of a general release of claims, he will be entitled to (i) continued payment of his base salary for nine months following such termination, and (ii) a lump sum payment equal to three months’ salary. Mr. Fallon has also executed an agreement subjecting him to a confidentiality provision and one-year post-termination non-competition and non-solicitation covenants.

Jason Forcier. Vertiv originally entered into a letter agreement, dated September 22, 2017, with Mr. Forcier, pursuant to which he was entitled to a base salary of $400,000, and an annual bonus opportunity equal to 60% of his base salary for target-level achievement of performance criteria established under the AIP. The Company then entered into a letter agreement, dated June 17, 2019, with Mr. Forcier, pursuant to which he is entitled to an annual base salary of $500,000, and an annual bonus opportunity equal to 80% of his base salary for target-level achievement of performance criteria established under the AIP. Mr. Forcier’s letter agreement also provides that he will be eligible to participate in the Transaction Exit Bonus Plan. In the event that Mr. Forcier’s employment is terminated by us without cause between June 1, 2019 and May 31, 2020, subject to his execution and non-revocation of a general release of claims, he will be entitled to (i) continued payment of his base salary for fifty-two weeks following such termination, and (ii) a lump sum payment equal to 100% of his AIP target bonus. In the event that Mr. Forcier’s employment is terminated on or after June 1, 2020, subject to his execution and non-revocation of a general release of claims, he will be entitled to (i) a lump sum payment equal to one times his current base salary and 100% of his AIP target bonus. Mr. Forcier has also executed an agreement subjecting him to a confidentiality provision and one-year post-termination non-competition and non-solicitation covenants.

John Hewitt. Vertiv is a party to a letter agreement, dated August 16, 2017, with Mr. Hewitt, pursuant to which he is entitled to an annual base salary of $450,000, and an annual bonus opportunity equal to 65% of his base salary for target-level achievement of performance criteria established under the AIP. Mr. Hewitt’s letter agreement also provides that he will be eligible to participate in the Transaction Exit Bonus Plan. Mr. Hewitt also was entitled to participate in a special additional bonus under the T-Bonus Plan for achievement of the total Vertiv year-over-year EBITDAR growth goal for calendar years 2017 and 2018, which was a one-time bonus opportunity. The annual target for this bonus was $100,000. Mr. Hewitt has also executed an agreement subjecting him to a confidentiality provision and one-year post-termination non-competition and non-solicitation covenants.

Stephen Liang. Vertiv (Hong Kong) Holdings Limited entered into a letter agreement, dated November 22, 2018, with Mr. Liang, which replaced his prior employment letter dated May 1, 2013. Mr. Liang is entitled to an annual base salary of $557,000, and an annual bonus opportunity currently equal to $231,000 for target-level achievement of performance criteria established under the AIP. Pursuant to Mr. Liang’s letter agreement, he was entitled to receive $129,000 HK ($197,834 USD) per month as part of a cash housing program; this right expired on September 30, 2019. Mr. Liang’s letter agreement also provided for the following in 2018: club membership fees; a payment to cover a round-trip business class air ticket from Hong Kong to Boston, Massachusetts for himself and his direct dependents; company-paid medical and dental insurance for himself and his dependents; and life and personal accident insurance. Additionally, Mr. Liang is entitled to 21 working days annual leave. Mr. Liang’s agreement also provides for his participation in ORSO, the Hong Kong statutory pension plan, pursuant to which Vertiv makes monthly contributions equal to 10% of his monthly base salary. In the event that Mr. Liang’s employment is terminated other than by Vertiv for cause, he will be entitled to six months’ notice or payment in lieu of notice. Mr. Liang’s letter agreement subjects him to a confidentiality provision and one-year post-termination non-competition and non-solicitation covenants.

Bonuses

Vertiv maintains the Vertiv Annual Incentive Plan and the Transformation Bonus Plan, in each case, pursuant to which cash incentive awards may be made to the named executive officers. Vertiv has also paid certain discretionary bonuses to the named executive officers. For a summary of the Annual Incentive Plan, the Transformation Bonus Plan and the discretionary bonuses paid with respect to 2019, see “Compensation Discussion and Analysis—Components of Compensation for 2019” above.

Long Term Incentive Bonus

Vertiv maintains the Vertiv Holding Corporation 2017 Transaction Exit Bonus Plan, pursuant to which performance unit awards have been made to the named executive officers. For a summary of the 2017 Transaction Exit Bonus Plan and performance units granted to the named executive officers pursuant to such plan in 2018, see “Compensation Discussion and Analysis—Components of Compensation for 2019—Long Term Incentive Bonus” above.

Retirement Plans and Other Perquisites

Vertiv maintains certain retirement benefit plans and provide the named executive officers with certain benefits and perquisites. For a summary of such plans and benefits, see “Compensation Discussion and Analysis—Components of Compensation for 2018—Retirement Benefits” and “Compensation Discussion and Analysis—Components of Compensation for 2018—Perquisites and Other Benefits” above.

Potential Payments Upon Termination or Change in Control

Each of the named executive officers has entered into agreements, the material terms of which have been summarized above under the caption “Narrative relating to summary compensation table and grants of plan-based awards table.” Upon certain terminations of employment, the named executive officers (employed as of December 31, 2019) are entitled to payments of compensation and certain benefits. The table below reflects the amount of compensation and benefits payable to each named executive officer who was employed as of December 31, 2019 in the event of a (i) termination without cause, (ii) termination for good reason, or (iii) termination by reason of the executive’s death or disability. Performance units granted pursuant to the Transaction Exit Bonus Plan had no value as of December 31, 2019 and therefore are not included in the table below. For a summary of the Transaction Exit Bonus Plan, see “Compensation discussion and analysis—Components of compensation for 2019—Long Term Incentive Bonus” above. The amounts shown assume that the applicable triggering event occurred on December 31, 2019 and, therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

Name	Reason for termination	Cash payment ($)
Robert Johnson	Without Cause	1,900,000	(1)
	Good Reason	1,900,000	(1)
	Death or Disability	950,000	(2)
David Fallon	Without Cause	575,000	(3)
	Good Reason	—
	Death or Disability(3)	—

Name	Reason for termination	Cash payment ($)
Jason Forcier	Without Cause	900,000	(4)
	Good Reason	—
	Death or Disability	—
John Hewitt	Without Cause	468,000	(3)
	Good Reason	—
	Death or Disability	—
Stephen Liang	Without Cause	335,212	(5)
	Good Reason	335,212	(5)
	Death or Disability	335,212	(5)

(1)

Consists of (i) continued payment of Mr. Johnson’s base salary, currently $950,000 annually, payable in installments generally in accordance with normal payroll practices, for a 12 month period following such termination and (ii) an amount equal to the greater of (x) his target annual bonus for the year of termination, which was $950,000, and (y) the annual bonus paid to him for the year immediately preceding the year of termination, which was $450,000, in each case payable in the first regularly scheduled payroll period following the 12 month anniversary of the termination date.

(2)	Consists of Mr. Johnson’s target annual bonus for the year of termination.
(3)	Consists of (i) continued payment of base salary for nine months following such termination, and (ii) a lump sum payment equal to three months’ salary.
(4)	Consists of continued payment of (i) base salary for twelve months following such termination, and (ii) a lump sum payment equal to a target AIP payment.
(5)

Consists of (i) six months’ notice or payment in lieu of notice and (ii) payment of expenses for repatriation to the United States in accordance with company policy, estimated to be approximately $40,000.

Business Combination-Related Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of the Vertiv’s named executive officers that is based on or otherwise relates to the Business Combination. To the extent any of the named executive officers’ compensation arrangements are described above in this “Executive Compensation” section, they are incorporated herein by reference.

Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently unavailable and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, we have assumed a closing date of the Business Combination of December 31, 2019.

In connection with the consummation of the Business Combination, Vertiv expects to enter into an acknowledgement and release agreement pursuant to which each named executive officer will agree that the Business Combination does not constitute a “qualifying event” under the Transaction Exit Bonus Plan and, subject to the named executive officer’s continued employment through the consummation of the Business Combination and agreement to a release of claims, including any rights under the Transaction Exit Bonus Plan, the named executive officer will be entitled to receive a bonus (the “Cancellation Payment”), payable within thirty days following the Business Consummation, as set forth in the column entitled “Other” below.

Name	Cash Payment ($)(1)	Perquisites/ Benefits ($)(2)		Other ($)(3)	Total ($)
Robert Johnson	1,900,000	24,000		4,104,000	6,028,000
David Fallon	1,150,000	24,000		1,047,750	2,221,750
Jason Forcier	900,000	24,000		769,500	1,693,500
John Hewitt	772,000	24,000		713,000	1,509,000
Stephen Liang	835,000	64,000	(2)	741,250	1,640,250

(1)

Includes cash severance payments as described with respect to each named executive officer under “New Compensation Arrangements—Employment Policy” section described below in the event the named executive officer is terminated without cause or resigns for good reason (each as defined in the Employment Policy) upon the consummation of the Business Combination and outside of the change of control period as described under “Change of Control Plan” below.

(2)

Includes reimbursement of COBRA continuation coverage costs for twelve months following termination of employment, estimated to be approximately $24,000, as described with respect to each named executive officer under “New Compensation Arrangements—Employment Policy” section described below in the event the named executive officer is terminated without cause or resigns for good reason upon the consummation of the Business Combination and outside of the change of control period as described under “Change of Control Plan” below. In addition, for Stephen Liang, includes payment of expenses for repatriation to the United States in accordance with Company policy, estimated to be approximately $40,000, as described under “Potential Payments Upon Termination or Change in Control” above.

(3)

Consists of the Cancellation Payments payable to each named executive officer within 30 days following the consummation of the Business Combination in cancellation of all rights under the Transaction Exit Bonus Plan, as described above. Each named executive officer has elected to reinvest a portion of the Cancellation Payments in shares of the Company pursuant to the subscription agreements described in “Certain Relationships and Related Persons Transactions—GSAH’s Related Party Transactions—Management Subscription.”.

Director Compensation

Director Compensation Policy

For 2019, the Vertiv Board was comprised of Bryan Kelln, Jacob Kotzubei and Edward L. Monser. These individuals received no cash, equity or other non-equity compensation for services rendered. At all times during such period, Mssrs. Kelln and Kotzubei were employed and compensated exclusively by Platinum Equity. Mssrs. Kelln and Kotzubei provided services to Vertiv pursuant to the terms of the services agreement, and Vertiv compensated Platinum Equity for these and other services through the payment of an advisory fee. Please see “Certain Relationships and Related Party Transactions” below for a discussion of the terms of the services agreement. During the relevant period, Mssrs. Kelln and Kotzubei did not perform services exclusively or predominately for Vertiv and instead provided services across Platinum Equity Advisors’ entire business and portfolio. As a result, Platinum Equity Advisors cannot segregate or identify the portion of the compensation awarded to, earned by or paid to Mssrs. Kelln and Kotzubei that relates to their respective services to Vertiv and no portion of the compensation awarded to, earned by or paid to Mssrs. Kelln and Kotzubei relate solely to their service to us. Vertiv currently has no other formal arrangements under which directors receive compensation for service to the board of directors or its committees.

All Other Compensation

Vertiv’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in attending board and committee meetings or performing other services in their capacities as directors. Vertiv does not provide tax gross-up payments to members of the Vertiv Board. The Vertiv Board expects to review director compensation periodically to ensure that the director compensation package remains competitive such that Vertiv is able to recruit and retain qualified directors.

Stock Ownership Guidelines for Company Directors

Pursuant to the policy adopted by the board on December 8, 2019, our directors are expected to own Company stock with a value equal to five times their cash retainer. A director is expected to comply with the minimum director investment guidelines within five years after election or appointment as a director. For purposes of satisfying the requirements of the stock ownership guidelines, “ownership” includes stock owned privately, shares (or equivalent shares) awarded to, or purchased by, a director pursuant to a qualified or non-qualified benefit or savings plan, deferred RSUs, unvested restricted stock, vested and unvested RSUs; and any other after-tax profit from an equity transaction, expressed in shares of Company stock (“net gain shares”). Stock option awards that have been granted but have not yet been exercised do not count toward meeting the minimum director ownership guidelines. Upon exercise, however, the net gain shares retained do count toward the minimum ownership requirements. Directors may not sell or dispose of any Company stock that they own outright or any net gain shares attributable to stock option exercises, the vesting of RSUs, or the payment of deferred RSUs until they satisfy the minimum director ownership guidelines. In addition, each director must hold net gain shares attributable to stock option exercises, the vesting of RSUs for at least one year, regardless of whether the multiple-of-salary ownership threshold guidelines have been met. Directors may only sell Company stock during open window periods under that the Company Securities Trading Policy and must notify and receive clearance prior to executing any stock sales or option exercises.

New Compensation Arrangements and Policies

The Board of Directors approved on December 8, 2019 the following compensation arrangements for Vertiv’s named executive officers, which will be effective in connection with the closing of the Business Combination. The board also approved stock ownership guidelines for Company officers, as described below, and stock ownership guidelines for non-employee directors, as described above under “Director Compensation.”

Executive Offer Letters

Each executive offer letter provides for base salary, annual bonus opportunities and initial equity awards as set forth below.

Name	Base Salary ($)	Annual Bonus Opportunity ($)	Restricted Stock Units ($)(1)	Stock Options ($)(2)	Total ($)
Robert Johnson	950,000	950,000	8,000,000	1,400,000	11,300,000
David Fallon	575,000	575,000	1,750,000	860,000	3,760,000
Jason Forcier	500,000	400,000	1,400,000	750,000	3,050,000
John Hewitt	468,000	304,000	1,400,000	1,000,000	3,172,000
Stephen Liang	588,000	247,000	1,400,000	600,000	2,835,000

(1)

Each RSU vests in cumulative installments of 25% on the first, second, third and fourth anniversaries of the date of grant; provided, that they vest in full upon termination of employment due to death or disability and provide for continued vesting upon retirement. In addition, upon a termination without cause, any unvested RSUs scheduled to vest during the six month period following termination, shall vest on the applicable scheduled vesting dates. It is expected that the RSUs will be granted upon the effective date of the Form S-8 to be filed on or about 60 days following the closing of the Business Combination.

(2)

Each option vests in four equal annual cumulative installments of 25% on each anniversary of the date of grant; provided, that they vest in full upon termination of employment due to death or disability and provide for continued vesting upon retirement. In addition, upon a termination without cause, any unvested options scheduled to vest during the six month period following termination, shall vest on the applicable scheduled vesting dates. It is expected the options will be granted immediately following the closing of the Business Combination.

In addition, each named executive officer is eligible for severance pursuant to the terms of the Employment Policy and change in control severance and other benefits pursuant to the CIC Plan, each as described below.

The executive offer letters will supersede and replace each named executive officers current employment and other letter agreements.

Employment Policy

If a named executive officer’s employment with the Company is terminated without cause or by the executive for good reason (each as defined in the Employment Policy), then in addition to accrued obligations through the termination date, provided that the named executive officer executes and does not revoke a release, each named executive officer shall be eligible for the following severance benefits: (i) a cash payment equal to one times the sum of the executive’s annual rate of base salary immediately prior to the termination of employment and target annual bonus, to be paid in installments over twelve months in accordance with the Company’s normal payroll policies; (ii) any earned and unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination occurs; and (iii) reimbursement of COBRA continuation coverage costs for twelve months.

In addition, each named executive officer is subject to standard restrictive covenants, including non-competition and non-solicitation covenants for twelve months.

To the extent that the payment and benefits to be provided under the executive employment policy or other Company plan or agreement would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code on excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the extent necessary so that no portion will be subject to the excise tax if, with such reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit that would be received by the executive if no such reduction was made.

Change of Control Plan

The Executive Change of Control Plan (the “CIC Plan”) provides severance benefits to certain senior employees of the Company, including the named executive officers, upon certain terminations of employment from the Company in connection with a change of control of the Company (as defined in the CIC Plan). In the event of a change of control of our Company, the executive must also either (i) be involuntarily terminated other than for cause (as defined in the CIC Plan), or (ii) initiate the termination of his or her own employment for good reason (as defined in the CIC Plan). Additionally, either qualifying termination event must occur during the period that is ninety (90) days immediately prior to the change of control and twenty-four months following such change of control (the “Change of Control Period”).

If such termination occurs during the Change of Control Period, the executive would be entitled to (i) lump-sum cash payments equal to then current base salary plus annual target bonus multiplied by a specified multiplier based on the executive’s position and level (and as set forth in the table below); (ii) a lump-sum cash payment equal to the executive’s annual target bonus during the fiscal year of termination, prorated based on the number of days worked by the executive during such fiscal year; and (iii) a lump-sum cash payment equal to the executive’s actual bonus accrued in the fiscal year prior to the year of termination, but not yet paid. The executive would also be entitled to (i) full vesting on an accelerated basis of any of the executive’s unvested long-term incentive awards, and (ii) COBRA continuation coverage for a designated period based on the executive’s position and level (and as set forth in the table below). The CIC Plan does not provide executives with an excise tax gross-up.

Severance benefits provided under the CIC Plan are conditioned on the executive executing a full release of claims and certain confidentiality, non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants, and the non-competition and non-solicitation covenants govern for a period of at least twelve months, or longer depending on the executive’s position and level, following any termination of executive’s employment. In addition, we would seek to recover severance benefits already paid to any executive who violates such restrictive covenants.

Applicable Severance Factor	• 3x for Mr. Johnson • 2x for Messrs. Fallon, Forcier, Hewitt and Liang

COBRA Continuation Period	Reimbursement of COBRA continuation coverage costs for 18 months

Duration of Restrictive Covenants	18 months

Stock Ownership Guidelines for Company Officers

Pursuant to the policy adopted by our Board on December 8, 2019, our named executive officers and other individuals designated by our Board as officers are expected to own Company stock based on the following multiple-of-salary ownership threshold guidelines.

Salary Level	Guidelines
• Chief Executive Officer	5 times Salary

• Named Executive Officers, Chief Financial Officer, Chief Operating Officer, and Presidents	3 times Salary

• Other Officers	2 times Salary

An officer is expected to comply with the multiple-of-salary ownership threshold guidelines within five years after appointment to the relevant officer role. For purposes of satisfying the requirements of the stock ownership guidelines, “ownership” includes stock owned privately, shares (or equivalent shares) awarded to, or purchased by, an officer pursuant to a qualified or non-qualified benefit or savings plan, deferred RSUs, net shares issued from vested RSUs; and any other after-tax profit from an equity transaction, expressed in shares of Company stock (“net gain shares”). Stock option awards that have been granted but have not yet been exercised do not count toward meeting the minimum ownership requirements. Upon exercise, however, the net gain shares retained do count toward the minimum ownership requirements. Officers may not sell or dispose of any Company stock that they own outright or any net gain shares attributable to stock option exercises, the vesting of RSUs or performance plan stock units, or the payment of deferred RSUs until they satisfy the multiple-of-salary ownership threshold guidelines. In addition, each officer must hold net gain shares attributable to stock option exercises, the vesting of RSUs or the vesting of Performance Plan stock units for at least one year, regardless of whether the multiple-of-salary ownership threshold guidelines have been met. Officers may only sell Company stock during open window periods under that the Company Securities Trading Policy and must notify and receive clearance prior to executing any stock sales or option exercises.

Certain Relationships and Related Transactions

The information set forth in the section of the Proxy Statement entitled “Certain Relationships and Related Persons Transactions” beginning on page 275, is incorporated herein by reference.

Director Independence

The rules of the New York Stock Exchange (“NYSE”) require that a majority of the Company’s board of directors be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The Company currently has five “independent directors” as defined in the NYSE rules and applicable SEC rules. The Company’s board of directors has determined that each of Roger Fradin, Robin L. Washington, Joseph van Dokkum, Edward L. Monser and Steven S. Reinemund, is an independent director under applicable SEC and NYSE rules.

Legal Proceedings

Information about legal proceedings is set forth in the sections of the Proxy Statement entitled “Information About GSAH–Legal Proceedings” and “Information About Vertiv–Legal Proceedings” beginning on page 196 and page 214, respectively, which information is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Prior to the consummation of the Business Combination, the Company’s publicly-traded Class A common stock, units and warrants were listed on the NYSE under the symbols “GSAH,” “GSAH.U” and “GSAH WS,” respectively. Upon the consummation of the Business Combination, the Class A common stock, units and warrants were listed on the NYSE under the symbols “VRT,” “VRRT.U” and “VRT WS,” respectively.

Recent Sales of Unregistered Securities

The information set forth in Item 3.02 below of this Current Report is incorporated herein by reference.

Description of the Company’s Securities

Information regarding the Company’s securities is included in the section of the Proxy Statement entitled “Description of Securities” beginning on page 266, which information is incorporated herein by reference.

Indemnification of Directors and Officers

Information about the indemnification of the Company’s directors and officers is set forth in the section of the Proxy Statement entitled “Information About GSAH–Limitation on Liability and Indemnification of Officers and Directors” beginning on page 202 and in Item 1.01 of this Current Report, which information is incorporated herein by reference.

Financial Statements, Supplementary Data and Exhibits

The information set forth in sections (a) and (b) of Item 9.01 of this Current Report is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The description of the Stock Consideration set forth in the “Introductory Note” above is incorporated herein by reference. The shares of Class A common stock issued in connection with the Merger Agreement and the transactions contemplated thereby, including the First Merger and the PIPE Investment, have not been registered under the Securities Act, and were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising.

Item 3.03 Material Modification to Rights of Security Holders.

On the Closing Date, in connection with the consummation of the Business Combination, the Company filed the Second Amended and Restated Certificate of Incorporation (the “A&R Certificate”) with the Secretary of State of the State of Delaware. The material terms of the A&R Certificate and the general effect upon the rights of holders of the Company’s capital stock are described in the section of the Proxy Statement entitled “Proposal No. 3–Approval of the Second Amended and Restated Certificate of Incorporation” beginning on page 173, which information is incorporated herein by reference. A copy of the A&R Certificate is included as Exhibit 3.1 to this Current Report and is incorporated herein by reference.

In addition, in connection with the consummation of the Business Combination, the Company also amended and restated its bylaws (the “Amended and Restated Bylaws”). A copy of the Amended and Restated Bylaws is included as Exhibit 3.2 to this Current Report and is incorporated herein by reference.

Item 5.01 Changes in Control of the Registrant.

The information set forth in the “Introductory Note” above and in Item 2.01 of this Current Report is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Incentive Plan

The information set forth under the heading entitled “Incentive Plan” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Directors and Executive Officers

The information regarding the Company’s officers and directors set forth under the headings “Directors and Executive Officers,” “Director Compensation” and “Executive Compensation” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report is incorporated herein by reference.

Item 5.06 Change in Shell Company Status.

As a result of the Business Combination, the Company ceased being a shell company. The material terms of the Business Combination are described in the section of the Proxy Statement entitled “Proposal No. 1—Approval of the Business Combination” beginning on page 126, which is incorporated herein by reference. In addition, the information set forth in the “Introductory Note” above and in Item 2.01 of this Current Report are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired

The following financial statements included in the Proxy Statement are incorporated herein by reference:

1.

The audited consolidated financial statements of Vertiv Holdings as of and for the years ended December 31, 2018 and 2017 and as of and for the one-month period ended December 31, 2016 and the combined financial statements of its predecessor for the period from October 1, 2016 through November 30, 2016.

2.	The unaudited consolidated financial statements of Vertiv Holdings for the nine-months ended September 30, 2019 and 2018 and as of September 30, 2019 and December 31, 2018.

(b)	Pro Forma Financial Information

The unaudited pro forma condensed combined balance sheet as of September 30, 2019 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019 are included as Exhibit 99.1 to this Current Report and are incorporated herein by reference.

(c)	Exhibits

EXHIBIT INDEX

Exhibit Number	Description

2.1+	Agreement and Plan of Merger, dated as of December 10, 2019, by and among GS Acquisition Holdings Corp, Crew Merger Sub I LLC, Crew Merger Sub II LLC, Vertiv Holdings, LLC and VPE Holdings, LLC (incorporated by reference to the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on January 17, 2020).

3.1*	Second Amended and Restated Certificate of Incorporation of Vertiv Holdings Co.

3.2*	Amended and Restated Bylaws of Vertiv Holdings Co.

4.1*	Specimen Unit Certificate.

4.2*	Specimen Class A Common Stock Certificate.

4.3	Warrant Agreement, dated June 7, 2018, by and among GS Acquisition Holdings Corp, Computershare Trust Company, N.A. and Computershare Inc. (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K, filed with the SEC on June 13, 2018).

4.4*	Indenture, dated as of October 17, 2016, by and between Vertiv Group Corporation (f/k/a/ Cortes NPA Acquisition Corporation) and The Bank of New York Mellon Trust Company, N.A., as trustee.

4.5*	First Supplemental Indenture, dated as of November 30, 2016, by and between Vertiv Group Corporation (f/k/a Cortes NP Acquisition Corporation), the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

4.6*	Second Supplemental Indenture, dated as of October 27, 2017, by and Vertiv Group Corporation, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

4.7*	Indenture, dated as of February 9, 2017, by and between Vertiv Intermediate Holding Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee.

4.8*	First Supplemental Indenture, dated as of October 27, 2017, by and between Vertiv Intermediate Holding Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee.

10.1	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A, filed with the SEC on December 13, 2019).

10.2*	Amended and Restated Registration Rights Agreement, dated February 7, 2020, by and among Vertiv Holdings Co, GS Sponsor LLC, Cote SPAC 1 LLC, James Albaugh, Roger Fradin, Steven S. Reinemund, VPE Holdings, LLC, GSAH Investors Emp LP, Atlanta Sons LLC and the other parties named therein.

10.3*	Stockholders Agreement, dated February 7, 2020, by and among Vertiv Holdings Co, GS Sponsor LLC, Cote SPAC 1 LLC and VPE Holdings, LLC.

10.4*	Tax Receivable Agreement, dated February 7, 2020, by and between Vertiv Holding Co and VPE Holdings, LLC.

10.5*	2020 Stock Incentive Plan of Vertiv Holdings Co and its Affiliates.

10.6*	Form of Stock Option Award Agreement under the 2020 Stock Incentive Plan of Vertiv Holdings Co and its Affiliates.

10.7*	Form of Restricted Stock Unit Agreement for Special One-Time Long-Term Incentive (LTI) Award under the 2020 Stock Incentive Plan of Vertiv Holdings Co and its Affiliates.

10.8*	Vertiv Holdings Co Executive Change of Control Plan.

10.9*	Vertiv Holdings Co Executive Employment Policy.

10.10*	Form of Executive Offer Letter.

10.11*	Form of Indemnification Agreement.

10.12	Investment Management Trust Agreement, dated June 7, 2018, by and between Wilmington Trust, N.A. and GS Acquisition Holdings Corp (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on June 13, 2018).

10.13	Letter Agreement, dated June 7, 2018, by and among GS Acquisition Holdings Corp, GS DC Sponsor I LLC, GS Acquisition Holdings Corp’sf officers and directors and the other parties thereto (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 7, 2018).

10.14*	Term Loan Credit Agreement, dated as of November 30, 2016, by and among Vertiv Intermediate Holding II Corporation (f/k/a Cortes NP Intermediate Holding II Corporation), Vertiv Group Corporation (f/k/a Cortes NP Acquisition Corporation), as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

10.15*	Amendment No. 1 to Term Loan Credit Agreement, dated as of March 17, 2017, by and among Vertiv Group Corporation, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other persons party thereto.

10.16*	Amendment No. 2 to Term Loan Credit Agreement, dated as of November 1, 2017, by and among Vertiv Group Corporation, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other persons party thereto.

10.17*	Amendment No. 3 to Term Loan Credit Agreement, dated as of September 28, 2018, by and among Vertiv Group Corporation, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other persons party thereto.

10.18*	Amendment No. 4 to Term Loan Credit Agreement, dated as of January 14, 2020, by and among Vertiv Intermediate Holding II Corporation, Vertiv Group Corporation, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other persons party thereto.

10.19*	Revolving Credit Agreement, dated as of November 30, 2016, by and among Vertiv Intermediate Holding II Corporation (f/k/a Cortes NP Intermediate Holding II Corporation), Vertiv Group Corporation (f/k/a Cortes NP Acquisition Corporation), as lead borrower, the other borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the collateral agents party thereto.

10.20*	Amendment No. 1 to Revolving Credit Agreement, dated as of September 28, 2018, by and among Vertiv Group Corporation, as lead borrower, the other borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other persons party thereto.

10.21*	Amendment No. 2 to Revolving Credit Agreement, dated as of October 19, 2018, by and among Vertiv Intermediate Holding II Corporation, Vertiv Group Corporation, as lead borrower, the other borrowers party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

10.22*	Amendment No. 3 to Revolving Credit Agreement, dated as of February 15, 2019, by and among Vertiv Intermediate Holding II Corporation, Vertiv Group Corporation, as lead borrower, the other borrowers party thereto, the other credit parties party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other persons party thereto.

10.23*	Amendment No. 4 to Revolving Credit Agreement, dated as of January 14, 2020, by and among Vertiv Intermediate Holding II Corporation, Vertiv Group Corporation, as lead borrower, the other borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other persons party thereto.

10.24*	Incremental Term Loan Commitment Agreement No. 1, dated as of December 22, 2017, by and among Vertiv Intermediate Holding II Corporation, Vertiv Group Corporation, as borrower, the other guarantors party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and incremental term lender.

21.1*	Subsidiaries of the Registrant.

99.1*	Unaudited Pro Forma Condensed Combined Financial Statements of Vertiv Holdings Co and its subsidiaries.

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Certain schedules to this Exhibit have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company hereby agrees to hereby furnish supplementally a copy of all omitted schedules to the SEC upon request.

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2020

Vertiv Holdings Co

/s/ Rob Johnson
Name: Rob Johnson
Title: Chief Executive Officer